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                                                                   EXHIBIT 23.1

                      MORRIS, NICHOLS, ARSHT & TUNNELL

                                [LETTERHEAD]



                               April 30, 1998


Fleetwood Capital Trust
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503

         Re:   FLEETWOOD CAPITAL TRUST

Ladies and Gentlemen:

         We hereby consent to the filing of our legal opinion, dated
February 10, 1998, addressed to PaineWebber Incorporated and The Bank of New York in connection with the issuance of Preferred Securities of Fleetwood Capital Trust (the "Opinion"), as an exhibit to the Registration Statement on Form S-3. We hereby further consent to the use of our name under the heading "LEGAL MATTERS" in the Registration Statement and the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

         Please note that the Opinion speaks only as of the date of the Opinion and is based on our understandings and assumptions as to facts at such time, and on our review of the documents referenced therein and the application of Delaware law as the same existed as of such date, and we undertake no obligation to update or supplement the Opinion after the date thereof for the benefit of any person or entity with respect to any facts or circumstances that have or may hereafter come to our attention or any changes in the facts or law that may have occurred or hereafter occur or take effect.


                                       Very truly yours,

                                       MORRIS, NICHOLS, ARSHT & TUNNELL
                                       /s/ Morris, Nichols, Arsht & Tunnell